Exhibit 99.1

Bluescape Opportunities Acquisition Corp. Announces the Separate
Trading of its Class A Ordinary Shares and Warrants Commencing
December 18, 2020

DALLAS--(BUSINESS WIRE)--Bluescape Opportunities Acquisition Corp. (NYSE: BOAC.U) (the “Company” or “BOAC”), today announced that, commencing on December 18, 2020, holders of the 60,750,000 units sold in the Company’s initial public offering on October 30, 2020 and subsequent underwriters’ green shoe exercise on November 12, 2020, may elect to separately trade the Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “BOAC.U”, and the Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “BOAC” and “BOAC WS”, respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. and Barclays Capital Inc. acted as Joint Bookrunners for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 27, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc. or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146.

Bluescape Opportunities Acquisition Corp. is a blank check company founded by C. John Wilder, who is also the founder and Executive Chairman of Bluescape. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While BOAC may pursue a business combination in any industry, the Company intends to focus its search for a business that would benefit from the founders' experience acquiring and operating businesses in the energy infrastructure sector and related sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information visit www.bluescapegroup.com/spac.html

Contacts

Media:
Bluescape Opportunities Acquisition Corp.
469-398-2200
BluescapeIR@bluescapepartners.com